Exhibit 10.4

Confidential Materials omitted and filed separately with the
Securities and Exchange Commission. Asterisks denote omissions.

SUPPLY AGREEMENT

(the "Agreement")

entered into on this 30th day of September, 2011

between

Plantex USA Inc.
A company incorporated under the laws of New Jersey with its principal place of business at
400 Chestnut Ridge Rd., Woodcliff Lake, NJ 07677

(“Plantex”)

and

The Medicines Company
A company incorporated under the laws of Delaware with registered office at8 Sylvan Way, Parsippany, NJ 07054

(“Purchaser”)

1.INTERPRETATION AND DEFINITIONS    2
2.SALES AND PURCHASE OF API    4
3.ORDERS, QUANTITIES, LEAD TIME AND DELIVERY    5
4.PRICE AND PAYMENT    7
5.QUALITY INSPECTION OF PRODUCT    8
6.CONFIDENTIALITY    13
7.WARRANTIES    9
8.CLAIMS FOR PATENT INFRINGEMENT    10
9.INDEMNIFICATION    10
10.TERM    12
11.BREACH AND TERMINATION    12
12.GOVERNING LAW AND DISPUTE RESOLUTION    13
13.FORCE MAJEURE    14
14.GENERAL PROVISIONS    15
15.NOTICES    17

WHEREAS, Plantex is a manufacturer (through its Affiliates) of active pharmaceutical ingredients at Plantex’s Facility, as defined below,

WHEREAS, Purchaser is a pharmaceutical company whose activities focus on research, development, production, licensing, manufacturing and marketing of pharmaceutical products;

WHEREAS, Purchaser is the owner of New Drug Application No. 20-873 (the “NDA”), which was approved by the FDA for the manufacture and sale of a product containing the API, as defined below, as its sole active ingredient, which Purchaser sells under the tradename Angiomax® (“Angiomax”);

WHEREAS, Affiliates of Plantex, Teva Parenteral Medicines, Inc. and Pliva Hrvatskad.o.o., through Barr Laboratories, Inc. as its filing agent, submitted Abbreviated New Drug Applications to the FDA seeking approval to engage in the manufacture, use and sale of a generic Angiomax product;

WHEREAS, Purchaser sued certain Affiliates of Plantex for patent infringement related to such submissions to the FDA;

WHEREAS, Purchaser and certain Affiliates of Plantex have decided to settle such litigation and Purchaser and Teva Pharmaceutical Industries Limited, an Affiliate of Plantex, are entering into, on even date herewith, a Settlement Agreement (the Settlement Agreement”) and License Agreement (“License Agreement”);

WHEREAS, Plantex wishes to supply the API to Purchaser on the terms and conditions set out below; and Purchaser wishes to acquire the API from Plantex on such terms and conditions.

THEREFORE, in consideration of the premises and of the mutual covenants and agreements set forth in this Agreement, and other good and valuable consideration the adequacy and sufficiency of which is acknowledged, the Parties, intending to be legally bound, agree as follows:

1.INTERPRETATION AND DEFINITIONS

1.1.	The preamble to this Agreement forms an integral part hereof.

1.2.	Clause headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the interpretation of this Agreement.

1.3.
All appendices to this Agreement, if any, whether attached at the time of signature hereof or at any time thereafter, shall be construed as an integral part of this Agreement. In case of any inconsistency between the appendices and the body of the Agreement, the body of the Agreement shall take precedence and prevail over the appendices to the extent of any such inconsistency.

1.4.	In this Agreement, the following expressions shall bear the meanings assigned to them below and cognate expressions shall bear corresponding meanings.

1.4.1.
“Affiliates”– with regard to either Party, any person, corporation, company, partnership, joint venture or other entity controlling, controlled by or under common control with such Party. For such purpose the term “control” means the holding of fifty percent (50%) or more of the common voting stock or ordinary shares in, or the right to appoint fifty percent (50%) or more of the directors of, or the right to share fifty percent (50%) or more of the profits of, the said corporation, company, partnership, joint venture or entity. For the purposes of this Agreement, Teva Pharmaceutical Industries Limited and any Affiliates of Teva Pharmaceutical Industries Limited, including, Teva Parenteral Medicines, Inc., Teva Pharmaceuticals USA, Inc., Pliva Hrvatska d.o.o., Pliva d.d., Barr Laboratories, Inc., Barr Pharmaceuticals, Inc., Barr Pharmaceuticals, LLC, and Plantex Ltd. shall be deemed Affiliates of Plantex. Wherever one or more Affiliates of Plantex are involved in or responsible for any of the activities and obligations ascribed to Plantex in this Agreement, the omission of specific reference to any such Affiliates in any such instances shall not relieve Plantex or such Affiliates from responsibility for such activities and obligations.

1.4.2.	“Alternative Material”–active pharmaceutical ingredient equivalent to the API, as defined below, which is manufactured by a third party holding a drug master file for such active material.

1.4.3.	“APl”–the active pharmaceutical ingredient bivalirudin.

1.4.4.	“Authorized Generic”– a generically labeled lyophilized bivalirudin drug product marketed by Purchaser or a third party authorized by Purchaser.

1.4.5.	“DMF”– the drug master file filed and maintained by Plantex and its Affiliates with the FDA relating to the manufacture of the API.

1.4.6.	“Effective Date”‑ the date at the head of this Agreement, provided that the Agreement has been duly executed by both Parties.

1.4.7.	“FDA”–the United States Food and Drug Administration and all agencies under its direct control or any successor organization.

1.4.8.	“Finished Product” - the finished form of pharmaceutical product to be formulated by Purchaser, using the API as the active ingredient.

1.4.9.	"cGMP" – current good manufacturing practices in accordance with the rules and regulations promulgated by the FDA.

1.4.10.
“Marketing Authorizations”– the required authorizations and approvals to be granted by the FDA or any other duly designated Regulatory Authority in the Territory for the marketing, use and sale or distribution of the Finished Product in the Territory.

1.4.11.	“Party”–Plantex or Purchaser as the context requires, and “Parties” collectively PLANTEX and Purchaser.

1.4.12.	“Plantex’s Facility” - a manufacturing facility identified in the DMF for purposes of manufacture of the API pursuant to this Agreement.

1.4.13.
“Quarter”– a three-month consecutive period with the first three month period commencing on the first of either January 1, April 1, July 1 or October 1 and each subsequent 3 month calendar period commencing on the day immediately following the last day of the then immediately preceding period.

1.4.14.	“Quality Agreement”– the API Quality Agreement between Purchaser and Plantex Ltd., of even date herewith, relating to the manufacture of the API.

1.4.15.
“Regulatory Authorities” - any and all governmental bodies and organizations, including, without limitation, the FDA, which regulate the manufacture, importation, distribution, use or sale of the API or Finished Product in the Territory.

1.4.16.	“Specifications”–the technical specifications of the API set out in Appendix A.

1.4.17.	“Territory”–the United States of America, and each of its territories, districts and possessions and the commonwealth of Puerto Rico, subject to Section 2.3.

1.4.18.	“Term”– as defined in Section 9.

2.    SALES AND PURCHASE OF API

2.1.
During the Term, Plantex hereby agrees to manufacture, sell and supply to Purchaser solely for the formulation by or for Purchaser of the Finished Product and the licensing, marketing and sale thereof solely in the Territory, and Purchaser hereby agrees to purchase the API produced by Plantex on the terms and conditions set out in this Agreement for the said sole purpose.

2.2.
In the event that Purchaser desires to transfer the Marketing Authorizations to one or more third parties, Plantex shall provide such third parties with a “Letter of Access” to the DMF; provided that Plantex’ agreement to do so may be conditioned upon the agreement of the Purchaser to assign this Agreement to such third party.

2.3.	In the event that Purchaser requests to expand the Territory covered in this Supply Agreement, Plantex will use commercially reasonable efforts to support such request.

3.    ORDERS, QUANTITIES, LEAD TIME AND DELIVERY

3.1.	Commercial Supply.

3.1.1
Purchaser shall issue Purchase Orders for a minimum of [**] kgs in [**], a minimum of [**] kgs in [**], and a minimum of [**] kgs in [**] of the API from Plantex. These requirements shall remain fixed regardless of whether or not a generic form of Angiomax is launched in the market in the Territory.

3.1.2	Beginning in [**] and for the duration of the Term thereafter, Purchaser shall issue Purchase Orders for a minimum [**] kgs of the API per calendar year from Plantex, subject to Section 3.1.2.1 below.

3.1.2.1
If a generic form of Angiomax is launched in the market in the Territory, then from and after January 1, 2013 Purchaser shall have the right to terminate its agreement to purchase API hereunder with immediate effect, and the Parties will meet in good faith to discuss terms for Purchaser’s possible continued purchase of API (as to both quantities and, as provided in Section 4.3, the price of the API).

3.2.
Purchaser and its Affiliates shall use the API only for the manufacture of Finished Products for sale or use in the Territory. Purchaser and its Affiliates are prohibited from reselling or otherwise transferring all or any portion of API that is not used in the manufacture of Finished Products for sale or use in the Territory to any other person or entity, either directly or indirectly, including through its contract manufacturers or other third parties, without written permission of Plantex.

3.3.
Forecasts. On or before October 31, 2011, and thereafter by the 15th day of each October and April during the Term, Purchaser shall provide Plantex with a good faith, twenty-four (24) month rolling forecast of its API requirements by quarter (“Forecast”) commencing from the quarter following the quarter in which the Forecast is provided (i.e. January or July, as the case may be)..The first [**] months of each Forecast, shall be considered binding (the "Binding Forecasted Period") for the API indicated for those months. The quantities set forth in each Binding Forecasted Period for each Forecast shall not be in an amount less than eighty percent (80%) or greater than one hundred and twenty percent (120%) of the quantities set forth in the second [**] month period of the immediately preceding Forecast.

3.4.
Orders. Concurrent with Purchaser supplying Plantex with the Forecasts, the Purchaser shall place firm purchase orders for the quantities not less than the quantities specified in the Binding Forecasted Period of such Forecasts ("Purchase Orders"). Purchase Orders shall reference this Agreement and specify the API, quantities, prices, delivery destination and required delivery dates, which shall be in accordance with the applicable Forecast. In the event Purchaser provides Purchase Orders subsequent to the date of submitting the Forecast, the required delivery dates in such Purchase Orders shall be at least ninety (90) days from the date of placing the Purchase Order, except as otherwise specifically and expressly agreed to in writing by Plantex ("Lead Time"). Purchase orders shall be subject to confirmation and acceptance by Plantex, at its sole discretion. Purchaser has placed a Purchase Order applicable to its 2011 requirements, a copy of which is attached as Appendix B.

3.5.
Plantex shall use its commercially reasonable efforts to confirm and accept Purchase Orders and supply the quantities set forth in the Purchase Orders within [**] business days of the designated delivery dates (provided that such Purchase Orders comply with the applicable Lead Time). Plantex shall promptly advise Purchaser if, for any reason, including without limitation force majeure as defined in Section 13 hereof, it believes that it will be unable to supply Purchaser (a) with the requisite quantities of API specified in a Purchase Order, or (b) by the date of delivery specified in a Purchase Order.

In the event that Plantex delays the delivery of the API specified in a Purchase Order, or part thereof, by more than one (1) month beyond the delivery date set forth in such Purchase Order or fails to delivery API which conforms to the warranties set forth in Section 6.1, then for so long as Plantex’s inability persists, Purchaser shall as its sole and exclusive remedy have the right to purchase Alternative Material to the extent necessary to cover the shortfall in Plantex’s supply of API, only until such time as Plantex notifies Purchaser in writing that it is able to resume the supply of API, and Purchaser’s minimum purchase obligations hereunder shall be reduced by the amount of Alternative Material so purchased by Purchaser. Purchaser's right pursuant to this Section shall not apply to the quantities specified in the Purchase Order which exceed one hundred and twenty per cent (120%) of the quantities set forth in the Binding Forecasted Period.

3.6.	Delivery. The API shall be delivered EX WORKS (per Incoterms 2010) at Plantex’ Facility.

3.7.	Risk of Loss and Title. Risk of loss and/or damage to the API ordered by Purchaser, and title therein, will pass to Purchaser upon delivery of the API.

3.8.
Quality. At the time of the delivery, the API shall conform to the Specifications. Certain of the Parties’ responsibilities with respect to the API are set forth in the Quality Agreement, which is incorporated herein as if set forth at length.

3.9.	Packaging. The API shall be delivered to Purchaser as specified in the DMF and Specifications.

4.    PRICE AND PAYMENT

4.1.	The price for the minimum purchase quantities of API provided in Section 3.1 will be fixed at $[**] per gram for [**] and [**] and $[**] per gram for [**].

4.2.
Beginning with [**] and for the duration of the Term thereafter, so long as Purchaser purchases [**] kgs or more per year of the API, the price shall be $[**] per gram, but if Purchaser purchases less than [**]kgs per year of the API, the price shall be $[**] per gram.

4.3.	Notwithstanding the above, pricing for [**] and for the duration of the Term shall be subject to Section 3.1.2.1 and Sections 4.3.1 and 4.3.2 below:

4.3.1.
If a generic form of Angiomax is launched in the market in the Territory, the Parties will meet to discuss, in accordance with Section 3.1.2.1, Purchaser’s possible continued purchase of API and the pricing for [**] and for the duration of the Term.

4.3.2.
Plantex shall be entitled to modify the price of the API beginning with calendar year [**] and for each calendar year in the Term thereafter due to a documented increase of more than [**]% of the manufacturing cost of the API which is a result of increases of the purchase price index, cost of goods, labor and overhead charges and any changes in the market which have affected the price; provided that in no event will Plantex be able to increase the price for the API more than [**]% in any calendar year.

4.4.
Plantex shall issue and dispatch invoices with each delivery (or partial delivery) of the API delivered by it together with such certificates and documentation as may be required for the purposes of customs clearance of the API including without limitation a signed certificate of analysis.

4.5.
All invoices shall be paid in US Dollars within [**] days from the date of the applicable invoice. Prices do not include any sales tax, which shall be payable by Purchaser if applicable. Payments shall be made by wire transfer to Plantex’s designated bank account as notified to Purchaser by Plantex. Amounts not paid when due shall accrue interest calculated at the rate of four percent (4%) plus the U.S. prime rate (but in no event greater than the maximum rate permitted by law) in effect on the date that the payment should have been made, as published in The Wall Street Journal, Eastern U.S. Edition, calculated on a daily basis. No deductions of any kind from any payment becoming due to Plantex may be made in the absence of an official credit memorandum from Plantex authorizing the deduction.

5.    QUALITY INSPECTION OF PRODUCT and REGULATORY INSPECTIONS

5.1.
Purchaser shall inspect each shipment upon its receipt of API for all defects and conformance with the Specifications. Any API not rejected within [**] days of delivery to Purchaser shall be deemed to have been accepted by Purchaser. Any latent defects in API not detectable by means of the inspection specified in this Section shall be notified by Purchaser to Plantex promptly after discovery thereof but by not later than the date of expiration of the shelf life for the relevant API.

5.2.
In the event that Purchaser alleges that any API delivered to it does not meet the Specifications, Purchaser shall notify Plantex setting out full details of the alleged defect. Purchaser shall, on request by Plantex, provide Plantex with a sample of the allegedly non-conforming API, which shall be examined by Plantex as soon as reasonably practicable but in any event within [**] days of receipt thereof by Plantex.

5.3.	In the event that Plantex is in agreement with the contentions as to non-conformance raised by Purchaser:

5.3.1.
Plantex shall at its sole discretion either: (1) credit Purchaser the amount paid or invoiced for such API or (2) dispatch to Purchaser replacement API as soon as is reasonably practicable but in any event within [**] days following Purchaser's notification of non-conformance, all costs in respect of which shall be borne by Plantex;

5.3.2.
Purchaser shall, if so requested by Plantex, return to Plantex at Plantex’s expense, any API that is nonconforming or otherwise dispose of such API, at Plantex’s expense, and in accordance with instructions provided by Plantex. If Plantex does not so direct, within [**] business days following Purchaser's notification of non-conformity, Purchaser may dispose of such API as Purchaser may deem reasonably appropriate, provided that any such disposal complies with environmentally acceptable standards, and Plantex shall bear the costs of such disposal.

5.3.3.	Plantex’s liability in any such case remains strictly limited only to replacement of or credit for the API.

5.4.
In the event that Plantex is not in agreement with the contentions as to non-conformance raised by Purchaser, representative samples of the allegedly non-conforming API, together with details of Purchaser’s contentions as to non-conformance, shall be submitted to a mutually acceptable independent laboratory which shall examine such samples in a method specified by the Parties as part of a mutually agreed testing procedure. The Parties shall endeavor to procure that within thirty (30) days, the said laboratory issues its finding as to whether the API conforms to the specifications. The results of the said laboratory shall be final and binding on the Parties, and not subject to appeal or review, and the costs associated with such submission and determination shall be borne by the Party against which the laboratory decides. Notwithstanding the above, if it is determined that the non-

compliance is due to damage to the API caused by Purchaser or its agents, Plantex will have no liability to Purchaser with respect to such non-compliance and the cost of any testing and evaluation by the independent laboratory will be borne solely by Purchaser.

5.5.
Plantex shall, upon receiving a written request from Purchaser, supply technical information on the API and methods of manufacture to the extent that such information is necessary to enable Purchaser to fulfill its obligations under this Agreement, including compliance with any statutory or Regulatory Authority located within the Territory. Upon Plantex receiving at least [**] days advance notice in writing from Purchaser, and not more than once every two (2) years, Plantex shall permit Purchaser, by prior arrangement with and at a time convenient to Plantex, to inspect those areas of Plantex’s Facilities where API is manufactured for Purchaser, and audit its records (in the presence of a representative of Plantex) relating to the manufacturing and quality control of the API to the extent reasonably necessary to enable Purchaser to verify compliance with any regulatory requirements to which Purchaser is subject and which are applicable to the manufacture, importation, and marketing of the API. Purchaser acknowledges that all information supplied by Plantex or acquired by Purchaser by virtue of the provisions of this clause shall be strictly confidential and subject to the provisions of Section11 hereof.

5.6.	Purchaser undertakes to be solely responsible for any recall of the Finished Products at any time, and to accept any liability arising in respect of the Finished Products.

5.7.	In the event of a conflict between the terms set forth in this Section 5 and the terms provided in the Quality Agreement, the terms set forth in the Quality Agreement shall control.
6.    REPRESENTATIONS ANDWARRANTIES

6.1.	PLANTEX, on behalf of itself and its Affiliates, hereby represents, warrants and covenants to the Purchaser that:

6.1.1.	the API shall conform to the Specifications;

6.1.2.	the API to be supplied hereunder shall be manufactured, stored and packaged for shipment in accordance with cGMP at a Plantex Facility;

6.1.3.	all API supplied hereunder shall be free and clear of all security interests, liens, or other encumbrances of any kind or character; and

6.1.4.	all API supplied hereunder shall be accompanied by all documentation necessary for the use in the Territory under the applicable Marketing Authorizations.

6.2.	Expect as set forth in Section 3.5 and as may be subject to indemnification under Section 8.2, the replacement of non conforming API shall be

Purchaser’s sole remedy for claims that any shipment of API failed to comply with the warranties set forth herein.

6.3.
THE WARRANTIES SET OUT ABOVE ARE THE ONLY WARRANTIES GIVEN BY PLANTEX AND ARE MADE IN LIEU OF ALL OTHER WARRANTIES, EXPRESSED OR IMPLIED. ANY EXPRESS OR IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE OR MERCHANTABILITY APPLICABLE TO THE APIARE HEREBY EXCLUDED.

6.4.	Plantex hereby represents and warrants that it has the authority to bind all of its Affiliates to the terms of this Agreement.

6.5.
Plantex makes no warranty as to the patentability of any of the API or as to immunity from any action for infringement of third party intellectual property rights including but not limited to registered patents or patent applications arising out of the regulatory approvals, importation into the territory, distribution, marketing, sale and/or use of the API.

6.6.	If any limitation of liability shall be deemed invalid by any applicable law, then each Party’s liability shall be within the limitation permitted by that law.

7.    CLAIMS FOR PATENT INFRINGEMENT

7.1.
In the event a claim for patent infringement is brought against Purchaser on account of Plantex’s supply of API to Purchaser and use thereof in the manufacture, use, marketing or sale of the Finished Product, or Purchaser has reason to believe that any such claim might be brought against it, Purchaser shall inform Plantex as soon as possible of the particulars of the claim. Plantex shall cooperate with Purchaser in the defense of any such claim.

7.2.	The provisions of this Section 7 shall survive the expiration or termination of this Agreement for any reason.
8.    INDEMNIFICATION

8.1.
Subject to and without derogating from the limitations of Purchaser’s liabilities as set forth in this Agreement, the Purchaser shall defend, indemnify and hold Plantex, its Affiliates and each of their respective officers, directors, agents, employees and shareholders (collectively, “Plantex Indemnitees”) harmless from and against any and all claims, damages, loss and expense suffered by Plantex arising from claims by third parties in connection with or resulting from any of the following: (a) the storage, handling, manufacture, license, use, marketing, advertising, promotion, distribution or sale of the Finished Product by Purchaser or its Affiliates, sublicensees, distributors or agents or the conduct of business by Purchaser or its Affiliates, sublicensees, distributors or agents in the Territory, including, but not limited to, liabilities for product liability and returned goods; and (b) the breach of any representation, warranty or covenant by Purchaser under this Agreement; and (c) gross negligence or willful misconduct by the Purchaser or its Affiliates and each of their respective officers, directors, agents, employees in connection with the implementation of this Agreement; and (d) violation of any applicable law by Purchaser or any of its Affiliates and each of their respective officers, directors, agents, employees; and (e) any bodily injury, illness or death of any person caused or alleged to be caused by the use, distribution or sale of the Finished Product; and (f) any actual or alleged infringement (whether direct, contributory, or induced) or violation of any patent, trade secret or proprietary rights of any third party arising out of Purchaser’s or its Affiliates and each of their respective officers, directors, agents and employees manufacturing, importing, registering, storing, distributing or selling the Finished Product.

8.2.
Subject to and without derogating from the limitations of Plantex' liabilities as set forth in this Agreement, Plantex shall defend, indemnify and hold the Purchaser, its Affiliates and each of their respective officers, directors, agents, employees and shareholders (collectively, “Purchaser Indemnitees”) harmless from and against any and all damages, loss or expense suffered by Purchaser arising from claims by third parties in connection with or resulting from any of the following: (a) the breach of any representation, warranty or covenant by Plantex under this Agreement; and (b) gross negligence or willful misconduct by Plantex or its Affiliates and each of their respective officers, directors, agents, employees in connection with the implementation of this Agreement; and (c) violation of any applicable law by Plantex or any of its Affiliates and each of their respective officers, directors, agents, employees. Not withstanding the above section 8.2 Plantex’s liability in the event of a product liability claim shall be limited to the aggregate dollar value of the Purchaser’s minimum purchase requirements, as set forth in this agreement, actually ordered by Purchaser for the twelve months immediately proceeding the time the claim is made.

8.3.	Each of Purchaser and Plantex (“the Indemnitee”) undertakes in favor of the other of them (“the Indemnifier”):

8.3.1.	to promptly notify the Indemnifier of the bringing or threat of any claim or legal proceeding against the Indemnitee and for which the Indemnitee is indemnified by the Indemnifier;

8.3.2.
to abide by such lawful and reasonable instructions as the Indemnifier may issue concerning the conduct of such claim, or the defense of such proceeding and at the Indemnifiers request to relinquish control of such claim or defense to the Indemnifier.

8.3.3.
not to make, without the Indemnifier’s express written authorization, any admission of liability to a claimant or plaintiff or his or her legal representative or insurer in respect of such claim or such proceedings or threatened proceedings and,

8.3.4.	not to make, without the Indemnifier’s express written authorization, any settlement or compromise of such claim or threatened claim or such proceedings or threatened proceedings.

8.4.
Neither party shall be liable to the other party (whether under contract or tort, including negligence) or otherwise, or to any third party for any indirect, special or consequential damages, including without limitation, for any loss or damage to business earnings, anticipated sales, anticipated or lost profits or goodwill suffered by the other party and/or related with and/or connected to the performance of this Agreement, even if such party is advised or should have known of the possibility of such damages.

8.5.	The provisions of this Section 8 shall survive the expiration or termination of this Agreement for any reason.
9.    TERM

This Agreement shall commence on the Effective Date and, unless earlier terminated as provided below, shall remain in full force and effect until December 31, 2015(the “Initial Term”). Thereafter, the Agreement will automatically renew for up to two successive three (3) year periods (each such period, a “Renewal Term”), unless terminated by Purchaser on at least six (6) months written notice or by Plantex on at least twenty four (24) months written notice prior to the expiration of the Initial Term or either Renewal Term. The Initial Term together with the Renewal Terms shall be the Term.

10.	BREACH AND TERMINATION

10.1.	Either of Plantex or Purchaser may terminate this Agreement prior to its expiration at any time by sending a written notification to the other Party in the event that:

10.1.1.
the other Party fails materially to perform any obligation hereunder or the other Party materially violates any representation or warranty made herein and such failure or violation continues unremedied for a period of thirty (30) days following written notice by the terminating Party; or

10.1.2.
the other party admits to being or is declared insolvent or voluntary or involuntary proceedings are instituted by or against it in bankruptcy, or receivership, or for a winding-up or for the dissolution or re-organization of its assets.

10.2.
Purchaser shall have the right to terminate this Agreement with immediate effect upon the breach of the Settlement Agreement or section 3.3 or 3.10.2 of the License Agreement by an Affiliate of Plantex and as otherwise set forth in the Settlement Agreement. In the event this Agreement is terminated pursuant to this Section 10.2, all of Purchaser’s obligations herein, including the minimum purchase requirements set forth in Section 3.1 and any requirement to order or purchase API (including any outstanding orders or already manufactured API) shall immediately terminate.

10.3.	Purchaser shall have the right to terminate this Agreement

as provided in Section 3.1.2.1.

10.4.
Except with respect to a termination pursuant to Section 10.2, or unless agreed otherwise between the Parties, Purchaser will be required to purchase, and Plantex shall be required to supply the API in respect of which orders have been placed prior to expiration or termination of the Agreement, but not yet supplied on the date of termination.

10.5.
Upon termination of this Agreement, all rights and obligations will cease to exist except for (a) the payment of unpaid invoices due, (b) the confidentiality and Indemnification rights and obligations of the Parties, which shall survive the termination of this Agreement for a period of ten (10) years, and (c) any other term or condition that by its term survives termination. Clauses referring to governing law and jurisdiction shall survive the termination of this Agreement.

11.    CONFIDENTIALITY

11.1.
In carrying out the terms of this Agreement and/or the Quality Agreement it may be necessary, from time to time, for a Party to disclose to the other Party certain information which is considered by the disclosing Party to be proprietary and of confidential nature (the “Confidential Information”). Confidential Information shall include but shall not be limited to, any and all information, know-how and data, technical or non-technical, concerning any finished drug product or active pharmaceutical ingredient, its Manufacture, marketing and sale, plans, processes, compositions, formulations, specifications, samples, systems, techniques, analyses, production and quality control data, testing data, marketing and financial data, and such other information or data relating to any finished drug product or active pharmaceutical ingredient.

11.2.
The recipient of any Confidential Information shall not use it for any purpose other than for the purposes of fulfilling its obligations under this Agreement. The recipient shall disclose Confidential Information only to those of its officers, directors, employees advisors and Affiliates (and such Affiliates' officers, directors, employees and advisors) requiring knowledge thereof in connection with their duties directly related to the implementation of this Agreement, and said officers, directors, employees, advisors and Affiliates (and such Affiliates' officers, directors, employees and advisors) shall hold the information in confidence pursuant to this Agreement. The recipient agrees that it will exercise the same degree of care and protection to preserve the proprietary and confidential nature of the Confidential Information disclosed by the disclosing Party, as recipient would exercise to preserve its own proprietary and confidential information, and in any case no less than a reasonable degree of care. Recipient agrees that it will, upon request of the disclosing party, immediately return all documents and any copies thereof containing Confidential Information belonging to, or disclosed by the disclosing party.

11.3.	Confidential Information shall not be deemed to include:

11.3.1.	Information in the public domain or which was known to or in the possession of the recipient prior to the disclosure;

11.3.2.	Information which is independently developed by recipient or its Affiliates and which can be evidenced by way of documentation.

11.3.3.
Information that becomes available to recipient on a non-confidential basis, whether directly or indirectly, from a source other than a Party, which source, to the best of recipient’s knowledge, did not acquire this information on a confidential basis.

11.3.4.
Information which recipient is required to disclose pursuant to a valid order of a court or other governmental body or otherwise required by law upon prior notice to the other Party that such Confidential Information has been required.

11.4.
Upon expiration or earlier termination of this Agreement, the recipient of any Confidential Information shall, as the disclosing Party may direct in writing, either destroy or return to the disclosing Party all Confidential Information disclosed together with all copies thereof, provided, however, the recipient may retain one archival copy thereof for the purpose of determining any continuing obligations of confidentiality.

11.5.	The provisions relating to confidentiality in this Section shall remain in effect following termination of this Agreement for a period of ten (10) years.

11.6.
All publicity, press releases and other announcements relating to this Agreement or the transactions contemplated hereby shall be reviewed in advance by, and shall be subject to the approval of, both Parties. Each Party responding to a request for such approval shall respond to the requesting Party in writing within five (5) days of such request or within such shorter period as either Party may require in order to comply with applicable law.

12.    GOVERNING LAW AND DISPUTE RESOLUTION

This Agreement will be governed by and construed in accordance with the laws of the State of New York, without regard for the conflicts of law principles thereof. The Parties agree that any controversies arising under this Agreement shall be presented before the State Courts for the State of New York. Plantex and Purchaser hereby submit themselves to the personal jurisdiction of such courts in connection with any such proceedings.

13.    FORCE MAJEURE

13.1.
Except for the obligation of a Party to make payments to the other pursuant to this Agreement (that will not be deferred or extended for any reason), neither Party shall be liable for any non-performance or delay in performance due to any cause beyond its reasonable control (insofar as they are beyond such control) including, but without derogating from the generality of the foregoing expression, strikes, lock-outs, labor disputes, acts of God, war, riot, civil commotion, malicious damage, act of terrorism, embargo, compliance with any law or governmental order, rule, regulation or direction, accident, breakdown of plant, fire, flood, or storm.

13.2.
In the event of either Party being so hindered or prevented, such Party shall give notice of suspension as soon as reasonably possible to the other Party stating the date and extent of such suspension and the cause thereof.

13.3.
Any Party whose obligations have been suspended as aforesaid shall nevertheless make every endeavor to carry out its obligations under this Agreement, even if in a partial or compromised manner, and shall resume the performance of such obligations as soon as commercially reasonable after the removal of the cause and shall so notify the other Party.

13.4.
In the event that such cause continues for more than six (6) consecutive months either Party may terminate this Agreement on fourteen (14) days written notice to the other Party, and in such event neither Party shall have any claim against the other arising from such termination.

14.    GENERAL PROVISIONS

14.1.
Non-assignability: This Agreement may not be assigned in whole or in part by either of the parties hereto without the prior written consent of the non assigning party hereto. Such consent may be conditioned upon the agreement of the assigning Party to remain primarily liable for performance of all obligations of the assignee. Both Parties shall be entitled to assign, delegate, and/or subcontract its rights and obligation under this Agreement, in whole or in part, to one or more of its Affiliates on prior written notice to the other Party. Purchaser shall be entitled to assign, delegate, and/or subcontract its rights and obligation under this Agreement, in whole, to a third party that acquires ownership of the NDA. The foregoing notwithstanding, either Party shall be entitled to assign this Agreement to an acquirer of all or substantially all of its capital stock or assets, whether through purchase, merger, consolidation or otherwise.

14.2.
Power and representation: Each Party has full power and authority to execute, deliver and perform this Agreement and to incur the obligations provided herein under their respective laws. The entering into of this Agreement has been duly authorized by all proper and necessary action, corporate or otherwise, of each of the Parties. No consent or approval of shareholders or of any other person, other than those which have been obtained by each Party and remain in effect, is required as a condition to the validity, implementation or enforceability of this Agreement.

14.3.
No intellectual property rights: Nothing in this Agreement shall be deemed to give either Party any right, title, license or other interest in or to any trade name, trade mark, patent, copyright, design, packaging, set-up or other intellectual property right of the other of them or any of its Affiliates retaining such right at the date of signature of this Agreement or at any time thereafter.

14.4.
UN Convention: To the extent that it may otherwise be applicable, the Parties hereby expressly agree to exclude from the operation of this Agreement, the United Nations Convention on Contracts for the International Sale of Goods, concluded at Vienna, on 11 April 1980, as amended and as may be amended further from time to time.

14.5.
Entire Agreement: This Agreement constitutes the entire understanding between the Parties with regard to the subject matter hereof, and supersedes all prior written and oral understandings and agreements. This Agreement may be amended only by a written instrument duly signed by the Parties.

14.6.	Insurance:
Both Parties agree to maintain in full force at their individual expense the following minimum required insurance coverage: (i) comprehensive General Liability insurance coverage, including broad form contractual liability coverage, affording a limit of $5,000,000 Bodily Injury/Property Damage Liability per occurrence and in the aggregate; and (ii) product liability insurance with minimum limits of $5,000,000 per occurrence and $10,000,000 annual aggregate. These minimum required insurance coverages shall be kept in full force at all times during the entire period of the Agreement and any renewals thereof. If any required insurance is written on a claims made basis, the policy holder/named insured shall ensure continuity of coverage for any claims arising after the policy expiry date for a period of 24 months. Both Parties agree to provide written notice to the other upon becoming aware of any material change, non-renewal or cancellation of insurance. Failure to maintain minimum required insurance may be deemed a breach of the Agreement. Upon execution of the Agreement and upon request thereafter, both Parties will provide to the other evidence of required insurance, causing each other to be shown as “certificate holder”, except for Purchaser’s product liability insurance where Supplier shall be listed as “additional insured”.
The insurance policies shall contain an explicit clause declaring that the policy is primary, preliminary and non contributory to any other insurance maintained by the other party, and the insurance company shall waive any claim or demand as to participation in any such other insurance policy under which the other company is covered, and will not participate as a co-insurer in any cases of loss or damage.

14.7.
Conflict with other documents: In the event of any conflict between the terms and conditions of this Agreement and the terms and conditions set forth in any standard or other purchase order documentation or any document evidencing acceptance thereof or setting out terms of delivery and/or payment, the terms and conditions of this Agreement shall prevail unless such other document records expressly state that it prevails over this Agreement and is signed by duly authorized representatives of both Parties.

14.8.	No Agency: Plantex and Purchaser will act at all times as independent parties. This Agreement does not make Purchaser an agent or legal representative of Plantex for any purpose whatsoever. Purchaser is not granted any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of Plantex, with regard to any manner or thing whatsoever, unless otherwise specifically agreed upon in writing.

14.9.
Either Parties’ failure to terminate or seek redress for a breach of, or to insist upon strict performance of any term, covenant, condition or provision contained in this Agreement will not prevent a similar subsequent act from constituting a breach of this Agreement.

14.10.
If any portion of this Agreement is determined to be illegal or otherwise unenforceable by agreement of the Parties, by an arbitrator, by a court of competent jurisdiction or by an administrative agency of competent jurisdiction, that Section, to the extent permitted by law, shall be treated as deleted from this Agreement and the remaining portions of this Agreement will continue to be in full force and effect according to the terms hereof.

14.11.	This Agreement may be executed in one or more counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

14.12.
It is hereby acknowledged that the manufacturer of the API(provided such manufacturer is an Affiliate of Plantex) is intended to be a third party beneficiary hereunder such that all representations and covenants of Purchaser and its Affiliates contained in this Agreement shall also inure to the benefit of such manufacturer of API.

15.    NOTICES

Any payment’s notice, or other written communication required or permitted to be made or given hereunder may be made or given by either Party by facsimile or other electronic means such as e-mail; by first‑class mail, postage prepaid; or by courier to the mailing address or facsimile numbers set as below:

If to Plantex:	Plantex USA Inc.
400 Chestnut Ridge Rd.
Woodcliff Lake, New Jersey 07677
Attention: President
Fax Number:    201-343-3833

with a copy to:    Plantex USA Inc.
400 Chestnut Ridge Rd.
Woodcliff Lake, New Jersey 07677
Attention: General Counsel
Fax Number: 215-293-6499

If to Purchaser:        The Medicines Company
8 Sylvan Way

Parsippany, NJ 07054
Attention: Chief Executive Officer
Fax Number:

With a copy to:    The Medicines Company
8 Sylvan Way
Parsippany, NJ 07054
Attention: General Counsel
Fax Number: 862 207 6062

or to such other addresses or facsimile numbers as a Party shall designate by notice, similarly given, to the other Party. Notices or written communications shall be deemed to have been sufficiently made or given: (i) if mailed, fourteen (14) days after being dispatched by mail, postage prepaid; (ii) if by air courier, seven days after delivery to the air courier company; or (iii) if by facsimile or other electronic means with confirmed transmission, within five (5) days of transmission. An additional copy of all notices issued by Purchaser relating to breach, termination or renewal of this Agreement shall be sent by Purchaser, to Plantex’s Legal Department, facsimile no. (201) 307-6909.

IN WITNESS WHEREOF, the undersigned authorized representatives of the respective Parties hereto have entered into and executed this Agreement as of the date set forth above.

PLANTEXUSA Inc.	The Medicines Company
signature: /s/George Svokos__________________ name: George Svokos title: President	signature: _/s/ Glenn Sblendorio______________ name: _Glenn Sblendorio________________ title:EVP & CFO_______________________
signature: /s/ Henit Lapid Ben Ari______________ name: Henit Lapid Ben Ari title: Director of Sales and Marketing
Date: ____Sept. 29________, 2011	Date: ____Sept. 30________, 2011

Appendix A

Specifications

Tests and Limits
1. Characters 1.1Appearance [**] 2. Identification [**] 3 Tests [**]

[**] 8.0Assay [**]

Appendix B
Purchase Order for 2011 Requirements

PO 000924-A (Revised)			September 15, 2011

Vendor			The Medicines Company
Plantex 400 Chestnut Ridge Road Woodcliff Lake, NJ 07677			Accounts Payable 8 Sylvan Way Parsippany, NJ 07054 United States
Ship To
The Medicines Company 8 Sylvan Way Parsippany, NJ 07054
Product	Description	Quantity	Unit Price	Total Price
API Bivalirudin	Purchase of API (bivalirudin)	[**] grams	$ [**]/gram	$ [**]
			Tax	$0
			Total	$ [**]

Coding
Cost Center		Account	Sub-Account	Project
[**]		[**]	0	0

Special Terms
•Firm order subject to signing of Settlement Agreement, License Agreement, and API Supply Agreement (collectively, the “Agreements”) on or before September 30, 2011. Purchase Order will cancel if the Agreements are not signed on or before September 30, 2011.
•Availability of up to [**] grams on or before [**]. Balance of purchase order available on or before [**].
•The terms of the delivery of the quantities specified in section 2 of the terms in this Purchase Order are in accord with the terms of the Supply Agreement.
•Invoicing of the of the quantities specified in section 2 of the terms in this Purchase Order are in accord with the terms of the Supply Agreement
•MDCO shall take title and risk of loss of the product upon invoicing by Teva.
•MDCO requests that the product be stored under GMP conditions at one of Teva’s facilities until picked up by MDCO.
•MDCO will pick up the all product under this Purchase Order upon its request but in any event no later than [**].

All invoices in reference to this purchase order should be mailed to the address specified above, or emailed to ap@themedco.com. Please include the following information on all invoices:
PO Number  Care of: Accounts Payable  Cost Center – If Specified in the PO  Account – If Specified in the PO  Sub-Account – If Specified in the PO  Project Code – If specified on the PO

Plantex	/s/ Glenn Sblendorio The Medicines Company